EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NET INCOME UP 56% IN THE SIX MONTHS ENDED
AUGUST 31, 2004; UP 34% FOR SECOND QUARTER
AS REPORTED BY ACR GROUP, INC.
>>> Restated financials also filed <<<

Houston, TX— October 18, 2004. ACR Group, Inc. (OTC-BB: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported record operating results and sales for the six months and quarter ended August 31, 2004, the second quarter of fiscal 2005.

Net income for the six-month period ended August 31, 2004 rose 56% to $3,194,000, or $0.30 per share, from $2,046,000, or $0.19 per share, for the six-month period ended August 31, 2003. The increase in income from fiscal 2004 to fiscal 2005 was attributable to improved sales and gross margins. The financial improvements were broad-based, as each of the Company’s six business units, except for the Texas-based unit, generated operating income at least 40% greater than the previous year. Business units based in Colorado and California generated the highest rate of the growth over fiscal 2004, while unusually high rainfall and relatively mild temperatures from late spring through summer adversely affected sales at the Texas-based unit.

For the six-month period ended August 31, 2004, the Company also reported sales of $109.6 million, an increase of 17% from sales of $93.9 million for the six-month period ended August 31, 2003. Same-store sales in the first eight months of calendar 2004 increased 15% over 2003, compared to a 6% increase in industry-wide product shipments during the same period based on data compiled by a leading industry trade association. Same-store comparisons exclude two non-core business units that were sold in fiscal 2004, a branch in Texas that was closed in fiscal 2004, and four new branches opened since June 2003.

Net income for the quarter ended August 31, 2004 increased 34% to $2,065,000, or $0.19 per share, when compared with net income of $1,538,000, or $0.14 per share, for the quarter ended August 31, 2003. Same-store sales increased 14% from 2003 to 2004, and consolidated sales increased 16%, to $59.5 million in 2004 from $51.5 million in 2003. Second quarter sales growth was greatest in California and Florida, despite the hurricanes that hit Florida in August, negatively impacting business at the end of the quarter. Gross margin in the second quarter increased from 22.0% in 2003 to 22.9% in 2004, as the Company continued to refine its customer pricing models and took advantage of certain pricing and payment discount opportunities with its suppliers.

(more)

NEWS RELEASE

ACR Group, Inc.
October 18, 2004

Commenting on the Company’s second quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “Even without the benefit of especially hot weather in any of our market areas, the Company again attained by a wide margin record levels of sales and pre-tax income for both a fiscal quarter and the first six months of our fiscal year. We have very successfully maintained the sales and earnings momentum that we established last year, and our solid earnings improvement crosses all business units. Of particular note, our Colorado business unit, which over the past few years was significantly impacted by a downturn in new construction in that area, has returned to profit levels that we have not seen since 2001. Our recently opened branches in Florida and California are currently meeting expectations, providing us a base for future sales growth. The additional $5 million that we added to our revolving credit line last month also gives us more financial flexibility to pursue business growth opportunities.”

On October 15, 2004, the Company also filed its restated financial statements that were described in its press release on October 8, 2004. As reported in that press release, the Company had improperly accounted for interest rate derivative instruments originally entered into in September 2000. The net effect of the restatement was to decrease net income in the years ended February 28, 2002 and 2003 by $420,000 and $103,000, respectively, and to increase net income in the year ended February 29, 2004 and the quarter ended May 31, 2004 by $216,000 and $92,000, respectively. There was no effect on operating income in any of the restated periods.

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration ("HVACR") equipment and supplies. The Company owns and operates 6 business units with 45 locations in 9 states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

(financial data to follow)

CONTACTS:

Alex Trevino, Jr. President and CEO ACR Group, Inc. Houston, TX 713-780-8532	Tony Maresca Sr. Vice President & CFO ACR Group, Inc. 713-780-8532

NEWS RELEASE

ACR Group, Inc.
October 18, 2004

ACR GROUP, INC.
CONSOLIDATED RESULTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Quarter Ended August 31,		Six Months Ended August 31,
	2004	2003(1)	2004	2003(1)
Sales	$ 59,538	$ 51,543	$ 109,583	$ 93,860
Cost of sales	45,889	40,195	84,776	73,207

Gross profit	13,649	11,348	24,807	20,653
Selling, general and administrative
expenses	9,901	8,538	18,908	16,515
Depreciation and amortization	233	257	473	513

Operating income	3,515	2,553	5,426	3,625

Interest expense	280	266	535	542
Interest derivative loss (gain)	7	(58)	(23)	21
Other non-operating (income)	(171)	(122)	(313)	(226)

Income before income taxes	3,399	2,467	5,227	3,288
Provision (benefit) for income taxes:
Current	1,680	442	2,364	596
Deferred	(346)	487	(331)	646

Net income	$ 2,065	$ 1,538	$ 3,194	$ 2,046

Basic and diluted earnings per share	$ .19	$ .14	$ .30	$ .19

Average outstanding shares:
Basic	10,681	10,681	10,681	10,681

Diluted	10,847	10,681	10,789	10,681

(1) Restated